EXECUTION COPY

Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), is made this 23rd day of September, 2015, by and among Thousand Oaks Holding Company, Inc., a Delaware corporation (“Company”), Topical Apothecary Group, LLC, a Pennsylvania limited liability company (“TAG”), Aerosol Science Laboratories, Inc., a California corporation (“ASL”), SinuTopic, Inc., a Delaware corporation (“SD”), Mycotoxins, LLC, a California limited liability company (“MYC” and together with TAG, ASL, and SD, collectively, “Subsidiaries” and each a “Subsidiary”; and together with Company, TAG, ASL, and SD, collectively, “Sellers” and each, individually, a “Seller”), and ImprimisRx PA, Inc., a Delaware corporation (“Buyer”).

R E C I T A L S

A. TAG is the owner and operator of “TAG Pharmacy”, a licensed pharmacy located at 780 Primos Ave, Unit E, Folcroft, Pennsylvania 19032 (the “TAG Premises”). ASL is the former operator of “ASL Pharmacy”, a formerly licensed pharmacy located at 900 Calle Plano, Unit M, Camarillo, California 93012. SD is the former operator of “Sinus Dynamics Pharmacy”, a formerly licensed pharmacy located at 755 Lakefield Road, Unit D, Westlake Village, California 91361.

B. Upon the terms and subject to the conditions set forth herein, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the assets (other than the Excluded Assets (defined below)) of the Company and Subsidiaries in exchange for the consideration set forth herein.

Now, therefore, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, the parties hereto agree as follows:

1. Sale and Transfer of the Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 13.1), Sellers will sell, convey, assign, transfer, and deliver to Buyer, and Buyer will purchase, accept and take from Sellers, the Assets (as defined in Section 13.1), free and clear of any Encumbrances (as defined in Section 13.1)(other than the Assumed Liabilities and Permitted Encumbrances (each as defined in Section 13.1)) Sellers shall have no obligation to assist Buyer in the physical transfer of any of the Assets to another location, other than to assist any subcontractors of Buyer with the packing of the same.

2. Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be the aggregate of the consideration set forth in Section 2.1 and Section 2.2 below.

2.1 Closing Cash. As partial consideration for the sale, conveyance, assignment, transfer and delivery to Buyer of the Assets, on the Closing Date, Buyer shall pay to Company by wire transfer of immediately available funds to an account or accounts designated by Company the sum of Four Hundred Ninety-Nine Thousand Dollars ($499,000) less the Six Thousand Eighteen Dollars and Sixty-Five Cents ($6,018.65) due the landlord under the Lease, for a net payment of Four Hundred Ninety-Two Thousand Nine Hundred Eighty-One Dollars and Thirty-Five Cents ($492,981.35) (the “Closing Cash”).

2.2 Assumption of Liabilities.

2.2.1 As additional consideration for the sale, conveyance, assignment, transfer and delivery to Buyer of the Assets, Buyer, as of the Closing Date, shall assume the lease of real property entered into by TAG with respect to the TAG Premises (the “Lease”) and the obligations under the contracts set forth on Schedule 3.7 of the Disclosure Schedule other than the Private Label Agreement between SinuTopic, Inc. and R1 Technology Partners LLC dated February 18, 2015 (the “Assumed Contracts”) together with the Lease, collectively, the “Assumed Liabilities”), provided that, in connection with the assumption of the Lease, at Closing Buyer shall reimburse TAG for, and thereafter Buyer shall be entitled to all benefits of and any right to receive a return of, the Six Thousand Eight Hundred and Seventy-Eight Dollars and Ninety-Eight Cents ($6,878.98) deposit held in connection with and pursuant to the terms of the Lease (the “Lease Deposit Reimbursement”).

2.2.2 Notwithstanding any provision in any Transaction Agreements (as defined in Section 13.1) to the contrary, except for assumption of the Assumed Liabilities, Buyer shall not assume or be deemed to have assumed any liabilities of Sellers or any subsidiaries or affiliates of Sellers (or any predecessor owner of all or part of Sellers’ respective businesses or assets), whether as transferee or successor, by contract or otherwise, and Sellers shall remain liable for, any and all liabilities of Sellers of any kind whatsoever, whether known, unknown, liquidated or contingent, whether presently in existence or arising or asserted hereafter, including, without limitation, any accounts payable of the Sellers (collectively, the “Excluded Liabilities”).

2.3 Purchase Price Allocation. Within thirty (30) days after Closing, Buyer shall deliver to Sellers an allocation of the sum of the Purchase Price and Assumed Liabilities (and any adjustments thereof) among the Assets as of the Closing (the “Allocation”) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder. Sellers shall have an opportunity to review the Allocation for a period of not more than ten (10) days after receipt of the Allocation (the “Review Period”). If Seller delivers notice to Buyer prior to the expiration of the Review Period that Sellers’ calculation of any item in the Allocation varies by twenty percent (20%) or more from the amount for such item set forth in the Allocation delivered by Buyer, Buyer and Sellers shall attempt in good faith to agree on an adjustment to the Allocation that is mutually agreeable to Buyer and Sellers for a period not to exceed ten (10) days and the Allocation as adjusted by the parties mutual agreement shall be binding on both Buyer and Sellers. If Seller does not provide notice of any dispute prior to the expiration of the Review Period, the Allocation shall be deemed to be final and binding on both Buyer and Sellers. Buyer and Sellers shall cooperate in connection with the preparation of Internal Revenue Service Form 8594 for its timely filing. Except as otherwise required by applicable law, Buyer and Sellers shall report for all tax purposes all transactions contemplated by this Agreement in a manner consistent with the Allocation and shall not take any position inconsistent therewith in any tax return, in any refund claim, in any litigation, or otherwise. If Buyer and Sellers are unable to agree on the Allocation, Buyer and Sellers shall each be permitted to file any returns reflecting an allocation of the purchase price as each shall independently determine.

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2.4 Assets Acquired on “As Is,” “Where Is” Basis. Notwithstanding anything contained herein to the contrary, it is understood and agreed that, except as expressly set forth in this Agreement, including without limitation, the representations and warranties set forth in Section 3 of this Agreement, Sellers disclaim all warranties or representations of any kind or character, expressed or implied. Buyer is acquiring the Assets and will accept the Assets in an “as is,” “where is” condition with all faults. Buyer agrees that Buyer has not relied upon, and will not rely upon, either directly or indirectly, any representation or warranty of Sellers, or any representation or warranty of any agent or employee of Sellers, except such representations and warranties as expressly set forth in this Agreement.

3. Representations and Warranties of Sellers. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the corresponding sections or subsections of the disclosure schedule attached hereto (the “Disclosure Schedule”), Sellers, jointly and severally, represent and warrant to Buyer as of the Closing Date as follows:

3.1 Organization. The Company is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Delaware. ASL is a corporation, duly formed, validly existing, and in good standing under the laws of the State of California. SD is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Delaware. TAG is a limited liability company, duly formed, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. MYC is a limited liability company, duly formed, validly existing, and in good standing under the laws of the State of California.

3.2 Authority. Each Seller has full power and authority to enter into and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors or managers, as applicable, of each Seller and no other corporate, limited liability company, or other proceedings on the part of any Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller, and, assuming that this Agreement constitutes a valid and binding agreement of Buyer, constitutes the legal, valid and binding agreement and obligation of each Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy laws, laws affecting creditors’ rights generally, and equitable principles. No relationship or contract, order, or any other document or relationship prohibits or limits the transfers contemplated by this Agreement. Other than for compliance with the provisions of applicable statutes and regulations, no notice to, filing with, or authorization, consent, or approval of any domestic or foreign public body or authority is necessary for the consummation of the transactions contemplated by this Agreement.

3.3 No Violation to Result. The execution, delivery and performance by Sellers of this Agreement and the other documents contemplated hereby and the consummation by Sellers of the transactions contemplated hereby and thereby and the fulfillment by Sellers of the terms hereof and thereof, do not and will not (i) violate, breach or constitute a default under the respective organizational documents of Sellers, any contract of any Seller, or any law applicable to Sellers, (ii) give any governmental authority or any other person the right to prohibit any of the transactions contemplated by this Agreement, or (iii) result in the creation or imposition of any Encumbrance upon the Assets. Except as set forth on Section 3.3 of the Disclosure Schedule, no notice to, filing with, or consent of, any person is necessary in connection with the authorization, approval, execution, delivery or performance by Sellers of this Agreement and the other documents contemplated hereby or the consummation by any Seller of the transactions contemplated hereby or thereby.

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3.4 Title to Subject Assets. Sellers have good and marketable title to, are the exclusive legal and equitable owners of, and have the unrestricted power and right to sell, assign and deliver the Assets. At the Closing, Sellers will deliver the Assets free and clear of all Encumbrances of any kind or nature other than Permitted Encumbrances. Upon Closing, Buyer will acquire exclusive, good and marketable title to the Assets or a valid leasehold interest in the TAG Premises and no restrictions arising out of Sellers’ ownership of the Assets or rental of the TAG Premises will exist with respect to Buyer’s right to resell, license, or sublicense any of the Assets or Assumed Liabilities or engage in the Business (as defined in Section 13.1) in compliance with all laws.

3.5 Payments to Employees. Sellers have (i) paid all accrued amounts owing to any employees of Sellers for salaries, wages, fringe benefits, accrued vacation pay, and other compensation and (ii) have made all applicable withholdings for taxes in connection with all compensation paid to Sellers employees. Buyer will not incur or otherwise become subject to any liability arising out of any employee benefit plan of Sellers as a result of the transactions contemplated by this Agreement.

3.6 Liabilities. Section 3.6 of the Disclosure Schedule sets forth the unaudited balance sheet of Sellers dated as of August 31, 2015 (the “Balance Sheet”). The Balance Sheet sets forth a good faith representation of the existing assets and liabilities of Sellers and was prepared in a manner consistent with Sellers’ prior practices. There are no liabilities of the Sellers other than those reserved against or reflected on the Balance Sheet. A list of the accounts payable of each Seller is set forth on Section 3.6 of the Disclosure Schedule.

3.7 Material Contracts. Section 3.7 of the Disclosure Schedule sets forth an accurate and complete list of each material contract relating to the Business. The Company has provided the Buyer with a true, correct and complete copy of each such material contract. Each such material contract is legal, valid, binding and enforceable in all material respects in accordance with its terms against Sellers and, to the knowledge of Sellers, all counterparties to such material contracts. Except as set forth on Section 3.7 of the Disclosure Schedule and to the knowledge of Sellers, there are no existing material breaches or material defaults by Sellers under the material contracts set forth in Section 3.7 of the Disclosure Schedule.

3.8 Taxes. Except in connection with any Permitted Encumbrance or as otherwise set forth on Section 3.8 of the Disclosure Schedule, there is no outstanding liability arising from any federal, state, local or foreign taxes, charges, fees, levies or other assessments or charges of any similar kind whatsoever payable with respect to Sellers, whether assessed or not, that may result in an Encumbrance on or other seizure or sale of all or any part of the Assets or would result in Buyer becoming liable or responsible therefor.

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3.9 Litigation. Except as set forth in Section 3.9, there is no judicial or administrative action, arbitration, claim, demand, hearing, investigation, litigation, proceeding or suit or, to the knowledge of any Seller, threatened against or affecting Sellers any of Sellers’ respective assets before any court, agency, authority, or arbitration tribunal or that would reasonably be expected to adversely impact the Assets or the Business.

3.10 Compliance with Laws. Sellers have complied in all material respects with, and are not in material violation of, and have not received any written or oral notices of violation with respect to, any laws applicable to Sellers, the Assets or the Business.

3.11 No Intent. Sellers are not entering into this Agreement with the intent to hinder, delay, or defraud any person to which any Seller is, or may become, indebted. The Closing Cash and the Assumed Liabilities are not less than the reasonably equivalent value of the Assets.

3.12 Reserved.

3.13 Conduct of Business Before the Closing. Since August 31, 2015, Sellers: (i) have not sold or otherwise disposed of any of Sellers’ respective assets; and (ii) have kept all of the equipment and other tangible personal property included in the Assets in good working order and repair, reasonable wear and tear excepted, except that Sellers have caused ASL Pharmacy and Sinus Dynamics Pharmacy to cease operations.

3.14 Licenses and Permits. Except as set forth in Section 3.14 of the Disclosure Schedule, all licenses held by TAG Pharmacy listed in Section 3.14 of the Disclosure Schedule are duly and validly issued and in full force and effect. TAG Pharmacy is currently registered or enrolled with the state boards of pharmacy listed in Section 3.14 of the Disclosure and the Drug Enforcement Administration and there have not been and there currently are no criminal, administrative, disciplinary proceedings, or other suits or proceedings pending or threatened against TAG Pharmacy nor do Sellers have any knowledge of any such proceedings; and no corporate officer, director, member, or shareholder has in the past had any license necessary to the conduct of the Business, suspended or revoked.

3.15 No Other Agreements. No Sellers nor any Representatives (as defined in Section 13.1) of Sellers have entered into any other agreements or arrangements with respect to the sale or other disposition of the Assets (except for non-binding letters of intent or similar such instruments that would in no way affect the transferability of the Assets pursuant to this Agreement) other than with respect to sales of assets in the ordinary course of business consistent with past practice.

4. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of Sellers:

4.1 Organization. Buyer is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Delaware.

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4.2 Authority. Buyer has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate or other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming that this Agreement constitutes a valid and binding agreement of Sellers, constitutes the legal, valid, and binding agreement and obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy laws, laws affecting creditors’ rights generally, and equitable principles. No relationship of Buyer or contract, order, or any other agreement to which Buyer is a party prohibits or limits the transactions contemplated by this Agreement. Other than for compliance with the provisions of applicable statutes and regulations, Buyer is not required to provide any notice to, make any filing with, or obtain the authorization, consent or approval of, any domestic or foreign governmental authority in order to consummate the transactions contemplated by this Agreement.

4.3 No Violation to Result. The execution, delivery and performance by Buyer of this Agreement and the other documents contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby and the fulfillment by Buyer of the terms hereof and thereof, do not and will not (i) violate, breach or constitute a default under the organizational documents of Buyer, any contract of Buyer, or any law applicable to Buyer or (ii) give any governmental authority or any other person the right to prohibit any of the transactions contemplated by this Agreement. No notice to, filing with, or consent of, any person is necessary in connection with the authorization, approval, execution, delivery or performance by Buyer of this Agreement and the other documents contemplated hereby or the consummation by Buyer of the transactions contemplated hereby or thereby.

5. Buyer Covenants.

5.1 Buyer Filing of Change of Ownership Paperwork. After the Closing Date, Buyer will cause to be timely filed all notices and applications necessary for Buyer to acquire or, to the extent permissible under applicable law, transfer to Buyer any permits or contracts held by TAG in connection with the operation of the TAG Pharmacy.

5.2 Buyer Response to PBM and Other Audits. After the Closing Date and for a period of six (6) months, Buyer shall timely respond to any PBM (as defined in Section 13.1) or similar audits with respect to TAG Pharmacy that are received by Buyer, and shall promptly give written notice to the Company of any such audits. In no event shall Buyer be required to incur any financial liability or make any payment in connection with any such audit.

5.3 Maintenance of Pharmacy Records. After the Closing and receipt from Sellers of all prescription files and records relating to each of TAG Pharmacy, ASL Pharmacy and Sinus Dynamics Pharmacy (the “Pharmacy Records”), Buyer, at Buyer’s expense, will transfer the Pharmacy Records to TAG Pharmacy or Buyer’s central repository of records. Buyer agrees to preserve all Pharmacy Records, to respond to any inquires received with reference thereto, to provide each Seller with reasonable access thereto and permit each Seller to make copies thereof during normal business hours for a period of seven (7) years following the Closing Date.

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5.4 Employer Identification Number (EIN); Provider Numbers; License Applications.

5.4.1 From and after the Closing, for income tax reporting purposes all activities with respect to TAG Pharmacy shall be reportable under Buyer’s EIN, and Buyer will have no responsibility for filing tax returns under the Sellers’ EINs for any of the Company, TAG, ASL, SD or MYC.

5.4.2 Within fifteen (15) days after Closing, Buyer will submit all change of ownership notices, applications, fees, and other documentation necessary to obtain any required licenses from the Pennsylvania Board of Pharmacy with respect to Buyer’s ownership of TAG Pharmacy (the “PA Licensure”).

5.4.3 Buyer will obtain new NPI and NCPDP numbers to be used in connection with Buyer’s TAG Pharmacy and shall activate such new NPI and NCPDP numbers within fifteen (15) days after Buyers receipt of PA Licensure.

5.4.4 Within ninety (90) days after Closing, Buyer will submit (i) all change of ownership notices, applications, fees, and other documentation necessary to obtain required licenses in any jurisdiction other than Pennsylvania with respect to Buyer’s ownership of TAG Pharmacy (“Other Licensure”); and (ii) all change of ownership and other documentation necessary in connection with all payer contracts (together with Other Licensure, collectively “Required Approvals”).

5.5 Actions Under Power of Attorney. All powers granted to Buyer pursuant to the power of attorney delivered to Buyer pursuant to Section 8.2.4(g) of this Agreement shall expire upon the earliest to occur of (i) Buyer’s receipt of all Required Approvals; and (ii) one hundred eighty (180) days after Closing (the “POA Term”); provided, however, that the POA Term may be extended for one or more additional sixty (60) day periods with the written consent of TAG, which consent shall not be unreasonably withheld. Upon expiration of the POA Term, Buyer (i) shall not exercise any powers granted to Buyer pursuant to such power of attorney; and (ii) shall either deliver the original of such power of attorney to TAG or provide written confirmation to TAG that the original of such power of attorney has been destroyed.

6. Bulk Transfer Provisions. Each party hereto hereby waives compliance with the provisions of any applicable bulk transfer law; provided, however, that Sellers agree: (i) to pay and discharge when due or to contest or litigate all claims of creditors that are asserted against Buyer or the Assets by reason of noncompliance with any such law; (ii) to indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in Section 9; and (iii) to take promptly all necessary action to remove any Encumbrance on the Assets by reason of such noncompliance.

6.1 Purchased Assets.

6.1.1 In the event that, at any time or from time to time following the Closing, any party identifies any asset that is included within the definition of “Assets” that was not transferred as of Closing, then Sellers shall promptly transfer, or cause to be transferred, such asset to Buyer for no additional consideration. Prior to any such transfer, the applicable Seller shall hold such asset in trust for Buyer.

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6.1.2 Notwithstanding the foregoing, if any of the Assets are not assignable or transferable (each, a “Non-Transferable Asset”) without consent of a third party thereto, and if any such consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Transferable Asset, and Buyer or its designee(s) shall not assume the applicable Seller or Sellers’ rights or obligations under such Non-Transferable Asset (and such Non-Transferable Asset shall not be included in the Assets), and instead Buyer, at Buyer’s sole cost and expense shall use commercially reasonable efforts to obtain any such consent as soon as reasonably practicable after the Closing Date and thereafter the applicable Seller shall transfer and assign to Buyer such Non-Transferable Assets for no additional consideration. Following any such assignment or transfer, such Non-Transferable Assets shall be deemed Assets for purposes of this Agreement.

6.1.3 After the Closing, the Sellers shall use commercially reasonable efforts (including making any necessary payments to third parties or otherwise incurring expenses or costs, but only to the extent any payments, expenses or costs are reimbursed by Buyer) to provide Buyer or its designee(s) with all of the rights and benefits of any Non-Transferable Assets after the Closing as if the appropriate consent had been obtained.

6.2 Interim Medication and Devices Inventory and Reconciliation. On the Closing Date, Sellers shall deliver to Buyer an inventory of all drugs and devices on hand at TAG Pharmacy, ASL Pharmacy and Sinus Dynamics Pharmacy as of the Closing Date (“Closing Inventory”).

6.3 Limited Power of Attorney. Effective upon the Closing, the Sellers hereby irrevocably appoint Buyer and its successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to take any action and to execute any instrument which Buyer may deem necessary or advisable for the purposes of: (i) demanding and receiving any and all Assets not held by Sellers and to make endorsements and give receipts and releases for and in respect of the same; (ii) to institute, prosecute, defend, compromise, or settle any and all proceedings with respect to the Assets and the Lease; (iii) to make any filings required to transfer any of the Sellers’ intellectual property rights included in the Assets; (iv) to receive and open all mail, packages and other communications addressed to any Seller relating to the Business; and (vi) conveying to Buyer the right to use, among other required numbers, but not limited to, TAG Pharmacy’s state licenses, Board of Pharmacy registrations, DEA registrations, Medicaid Provider Numbers, Medicare Provider Numbers, and NCPDP and NPI numbers. The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable.

6.4 Interim Operations. Sellers will use commercially reasonable efforts to introduce parties designated by Buyer to (i) the management of NeilMed, (ii) device manufacturers utilized by Sellers in connection with the Business, and (iii) other contract parties with respect to contracts utilized by Sellers in connection with the Business as requested by Buyer. Because Sellers will not operate ASL Pharmacy or Sinus Dynamics Pharmacy following execution of this Agreement, Sellers will use commercially reasonable efforts to provide information to Buyer concerning the cost of warehousing in California the portion of the Assets to be acquired from ASL and SD and for shipping such portion of the Assets to the TAG Premises. Any storage or shipping costs related to the portion of the Assets to be acquired from ASL and SD shall be at Buyer’s sole cost and expense and Buyer shall remove all such Assets from any premises of Sellers on or before September 30, 2015.

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7. Survival of Representations and Warranties. Except for the representations and warranties of Sellers set forth in Sections 3.1, 3.2, and 3.4 and the representations and warranties of Buyer set forth in Section 4.1 and 4.2, which warranties shall survive indefinitely, all representations and warranties made under this Agreement will survive the Closing for a period of one (1) year.

8. Conditions to Closing.

8.1 Closing. The transactions contemplated by this Agreement shall close by electronic exchange of documents (the “Closing”) as soon as practicable after the date on which the document deliveries and actions referenced in this Section 8 are completed (“Closing Date”).

8.2 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated under this Agreement and the other Transaction Agreements are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent (the “Buyer Conditions”), any one or more of which may be waived, in part or in full, by Buyer in writing:

8.2.1 The representations and warranties of each Seller contained in this Agreement (and in any other Transaction Agreement delivered by any Seller pursuant hereto) shall be true, correct, and complete in all material respects on and as of the Closing and each Seller shall have executed and delivered to Buyer a certificate as of the Closing to the effect set forth in this Section 8.2.1.

8.2.2 All of the terms, covenants, agreements and obligations of this Agreement to be complied with, performed, or satisfied by any Seller on or before the Closing Date shall have been duly complied with, performed, or satisfied in all material respects on or before such date and each Seller shall have executed and delivered to Buyer a certificate as of the Closing to such effect.

8.2.3 Any lenders to Sellers who are required to approve or consent to the sale of the Assets to Buyer pursuant to this Agreement shall have delivered an approval or consent, including assurance that Buyer will not be liable for any claims such lenders may have against Sellers or the Assets, in form and substance reasonably acceptable to Buyer.

8.2.4 On or prior to the Closing, Sellers shall have delivered or made available to Buyer the following:

(a) the Pharmacy Records.

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(b) evidence satisfactory to Buyer that any Encumbrances other than Permitted Encumbrances on the Assets have been released and discharged, including UCC-3 termination statements;

(c) a certificate of each Seller’s secretary (or comparable officer), setting forth certified copies of the articles of organization, certificate of formation, certificate of incorporation, operating agreement, or limited liability company agreement, each to the extent applicable and as in effect immediately prior to the Closing, and resolutions of such Seller’s managers, directors, stockholders, or members, as applicable and required, authorizing the execution, delivery, and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that (i) such articles of organization, certificate of formation, certificate of incorporation, operating agreement, or limited liability company agreement, each as applicable, and such resolutions have not been amended or rescinded and are in full force and effect and (ii) such Seller’s authorized officer or manager executing this Agreement and other documents delivered pursuant to this Agreement is an incumbent officer or manager and the specimen signature on the certificate is that authorized officer’s or manager’s genuine signature;

(d) a good standing certificate from the jurisdiction of each Seller’s respective formation or incorporation each dated as of a date reasonably close to the Closing;

(e) an unconditional consent to assignment of the Lease to Buyer from the landlord set forth in the Lease;

(f) a Bill of Sale duly executed by each Seller in the form attached hereto as Exhibit A;

(g) a Power of Attorney duly executed by TAG in the form attached hereto as Exhibit B;

(h) duly executed counterparts to this Agreement and all other Transaction Agreements to which each Seller is a party; and

(i) such other bills of sale, assignments, certificates of title and other documents of transfer as may be reasonably requested by Buyer in order to convey to Buyer good and marketable title to all of the Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and in order to carry out the intentions and purposes of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby.

8.3 Conditions to Sellers’ Obligations. The obligations of the Sellers to consummate the transactions contemplated under this Agreement and the Transaction Agreements are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Company in writing:

8.3.1 The representations and warranties of Buyer contained in this Agreement (and in any other Transaction Agreement delivered by Buyer pursuant hereto) shall be true, correct and complete in all material respects on and as of the Closing. Buyer shall have executed and delivered to Buyer a certificate as of the Closing to the effect set forth in this Section 8.3.1.

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8.3.2 All of the terms, covenants, agreements and obligations of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date and Buyer shall have executed and delivered to the Company a certificate as of the Closing to such effect.

8.3.3 Buyers shall have delivered to Sellers, directly or through an intermediary, to Company:

(a) the Closing Cash (as adjusted pursuant to Section 13.5), the Lease Deposit Reimbursement, and, if any, the Apportioned Obligations Reimbursement (as defined in Section 13.5);

(b) any document or instrument reasonably requested by Sellers to evidence Buyer’s assumption of all obligations under the Lease;

(c) duly executed counterparts to this Agreement and all other Transaction Agreements to which such Buyer is a party; and

(d) such other bills of sale, assignments, certificates of title and other documents of transfer as may be reasonably requested by Seller in order to convey to Buyer good and marketable title to all of the Assets and in order to carry out the intentions and purposes of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby all as duly executed by Buyer.

9. Liability and Indemnification.

9.1 Each of Buyer, on one hand, and Sellers, jointly and severally, but in each case subject to Section 9.5 of this Agreement, on the other hand, hereby covenant and agree to indemnify, defend, protect and hold harmless the other party and such party’s affiliated parties, agents, successors, and assigns from, against and in respect of all Damages (defined below) suffered, sustained, incurred or paid by the other party, in each case in connection with, resulting from or arising out of (whether or not involved in a third party claim): (i) the breach of any representation or warranty made by such party; (ii) the breach of any covenant or agreement on the part of such party; and (iii) enforcing the indemnification rights of the Indemnified Party (as defined below).

9.2 Subject to Section 9.5 of this Agreement, Buyer shall indemnify, defend, protect and hold harmless Sellers and Sellers’ respective agents, successors, and assigns, from and against any and all Damages arising, resulting from, or relating to: (i) the Lease; (ii) the ownership of the Assets; and (iii) the operation of the Business, in each instance arising after the Closing Date.

9.3 Sellers, jointly and severally but subject to Section 9.5 of this Agreement, shall indemnify, defend, protect and hold harmless Buyer, and Buyer’s agents, successors, and assigns, from and against any and all Damages arising, resulting from or relating to: (i) any Excluded Liabilities; or (ii) the ownership of the Assets and operation of the Business, in each instance arising on or prior to the Closing Date.

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9.4 In the event any claim for indemnification hereunder arises, including, without limitation, on account of a claim or action made or instituted by a third party, the party to this Agreement seeking indemnification (the “Indemnified Party”) hereunder shall notify in writing the party hereto from which it seeks indemnification (the “Indemnifying Party”) as soon as reasonably practicable, but in no event later than fifteen (15) days, after the Indemnified Party has actual knowledge of any claim that it has under this Section 9.

9.5 Notwithstanding any provisions of this Agreement to the contrary, each party expressly agrees that (i) in no event shall any indemnifying party’s aggregate liability for any Damages payable to the indemnified parties pursuant to the indemnification provisions of this Section 9 exceed an amount equal to Closing Cash; (ii) in the absence of fraud, gross negligence, or intentional misconduct (a) recourse for any Damages payable to the indemnified parties pursuant to the indemnification provisions of this Section 9 shall be limited to assets then held by the applicable indemnifying party; and (b) no party shall seek to recover Damages from any employee, officer, director, manager, stockholder (other than a Seller), member (other than a Seller), any affiliate (or any employee, officer, director, manager, stockholder, or member of any affiliate) of the indemnifying party.

10. Sellers’ Accounts Receivable. All accounts receivable of any of the Sellers, or any of them, including third-party receivables, which accrue prior to the Closing Date shall remain the property of Sellers. For a period of ninety (90) days from and after the Closing Date, Buyer agrees to accept payment of accounts receivable for and on behalf of Sellers, and shall make an accounting of and transmit such collected receivables to the Company on Friday of each week, whether received during such 90-day period or thereafter (“A/R Payments”). On the 91st day after the Closing Date, Buyer shall return all records of A/R Payments to the Company. A/R Payments received, unless otherwise specified by any payer, shall be allocated on a first in first out basis. Notwithstanding any of the above, Buyer shall have no duty actively to attempt to collect such receivables, but will cooperate with Sellers in such collection.

11. Publicity and Disclosure.

11.1 Buyer and the Company shall mutually determine the form and substance of any press release, publicity or other public communication related to this Agreement or the transactions contemplated hereby. Each party shall use commercially reasonable efforts to provide the other with the opportunity to comment on the initial press release announcing this Agreement and the transactions contemplated hereby prior to its release. No party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement), unless previously approved by Buyer and the Company. Notwithstanding the foregoing, nothing contained herein shall prohibit any party from making any disclosure which the party in good faith believes is required by, or advisable according to, applicable laws, regulations or stock market rules.

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11.2 Sellers hereby agree that each shall hold, and shall use its commercially reasonable efforts to cause its Representatives to hold, in strict confidence from any Person (other than such Representatives), and shall not (and shall use commercially reasonable efforts to cause its Representatives not to) disclose, transfer, transmit or use, any and all Buyer Confidential Information (defined below), except to the extent: (i) compelled to disclosure by judicial or administrative process or by other requirements of law upon the advice of counsel and following prompt notice to Buyer of any related proceeding thereby allowing Buyer reasonable opportunity to seek an appropriate protective order or other assurance that Buyer Confidential Information shall be afforded confidential treatment, (ii) previously known by the Person receiving such Buyer Confidential Information or (iii) in the public domain through no fault of the receiving person. After the Closing, each Seller shall, and shall use commercially reasonable efforts to cause their Representatives to, at the request and option of Buyer, deliver all tangible embodiments (and all copies) of Buyer Confidential Information that are in such party’s possession or under such party’s control.

12. Non-Competition.

12.1 Covenant Not to Compete. For the period commencing with the Closing and ending on the second anniversary of the Closing, each of Sellers and their respective directors, officers, managers, affiliates, agents, successors and assigns (except, in each instance, for any stockholder of the Company or any directors, officers, managers, affiliates (other than the Subsidiaries), agents, successors, and assigns of any stockholder of the Company), shall not, for any reason whatsoever, directly or indirectly, for themselves, as a principal, or for another’s account, on behalf of or in conjunction with any other person or through any form of ownership in any person, anywhere in the continental United States:

12.1.1 engage in, research, develop, plan, participate, sponsor, organize, encourage, lend to, or invest in any activity competitive with any aspect of the Business, including activities related or ancillary thereto and reasonable extensions thereof, or be employed or engaged by or involved with any person in connection with such activities;

12.1.2 cause, induce, solicit or encourage any contractor, vendor, service provider, strategic partner or actual or prospective customer of the Business (the “Covered Persons”) to terminate such status or advise any person against entering into such status;

12.1.3 hire or attempt to hire, or solicit business from or provide services to, any Person who was a Covered Person within the twenty-four (24) months preceding the Closing Date;

12.1.4 otherwise intentionally disrupt or interfere with, or attempt to disrupt or interfere with, the relations of Buyer with any Covered Person as such relations relate to the Assets or Business; or

12.1.5 disparage or make any false or inaccurate statements (whether in oral, written, electronic or other form) to any media source, industry member, company, or group, financial institution or Covered Person regarding Buyer as they relate to the Assets or Business; provided, that the foregoing shall not prohibit any such persons from, collectively, owning as a passive investment two percent (2%) or less of the equity of any publicly-traded entity. For purposes of the foregoing, a person who is not a customer of the Business shall be considered a “prospective customer” if any Subsidiaries made a presentation or written proposal to such person during the twenty-four (24) month period preceding the date hereof or was preparing to make such a presentation or proposal on the date hereof.

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12.2 Damages. Because of the difficulty of measuring economic losses to Buyer as a result of a breach of the foregoing covenants in this Section 12, and because of the immediate and irreparable damage that could be caused to Buyer for which Buyer would have no other adequate remedy, Sellers hereby agree that the foregoing covenants contained in this Section 12 may be enforced by Buyer in the event of a breach or threatened breach by any Sellers, in addition to, but not in lieu of, any other available remedies (including, without limitation, monetary Damages), by injunctions, restraining orders, or other equitable remedies, without necessity of posting an injunction bond.

12.3 Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Section 12 impose a reasonable and valid restraint on Sellers in light of the activities and business of Sellers and Buyer on the date of the execution of this Agreement.

12.4 Independent Covenant. It is understood by the parties that each of the covenants contained in this Section 12 are essential elements of this Agreement and that, but for the agreement of Sellers to comply with such covenants, Buyer would not have agreed to enter into this Agreement. Sellers each hereby agree that all covenants contained in this Section 12 are material, reasonable, and valid. The covenants in this Section 12 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant and the existence of any claim or cause of action of any Sellers against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any such covenant. Moreover, in the event that any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are not permitted by applicable law or are too broad or to any extent invalid, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems to be permissible by applicable law, and this Agreement shall thereby be reformed.

13. General Provisions.

13.1 Certain Definitions.

13.1.1 “Assets” means all of Sellers’ respective right, title and, interest in and to all assets properties, interests, and other rights of Sellers other than Excluded Assets, including without limitation: (i) all contract rights with respect to the Assumed Contracts; (ii) all prepaid expenses, deposits, rebates, credits, advances, other prepayments and related rights paid, obtained by, or related to Sellers; (iii) all intellectual property rights (including, without limitation, all patent rights, trademarks, copyrights, inventions, trade secrets, and other intellectual property and proprietary rights owned by Sellers relating to the foregoing) of Sellers and all rights thereunder or in respect thereof, including, without limitation, but only to the extent transferable, any third-party intellectual property rights licensed by any Sellers and all rights to the names of each Seller; (iv) all training materials, presentation materials, and sales or promotional materials of each Seller; (v) all tangible and intangible assets, including the Closing Inventory and all other inventory, equipment, and fixed assets; (vi) all internal systems and software (as well as the source code for, and documentation applicable to, each current version of the software with which such software may be compiled, used, or interoperate) owned by, or used pursuant to a transferable license, or used by Sellers; (vii) copies of all Pharmacy Records, customer lists, books, files, papers, ledgers, correspondence, databases, information systems, programs, materials, documents and records of each Seller relating to the Business as physically maintained or maintained on any other medium; (viii) to the extent transferable, all permits of Sellers; and (ix) all claims, causes of action, rights to tender claims, or other rights against any person related to the Assets, including, without limitation, those assets set forth on the asset schedule, dated as of August 26, 2015, delivered by Buyers to Sellers, but excluding, in all instances, the Excluded Assets.

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13.1.2 “Business” means the collective the pharmacy businesses of Sellers.

13.1.3 “Buyer Confidential Information” means all: (i) documents and information concerning Buyer or any of its respective Representatives furnished in connection with this Agreement, any of the other Transaction Agreements or the transactions contemplated hereby or thereby (including, without limitation, any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby, or the interpretation, making, performance, breach or termination thereof); and (ii) all information concerning the Agreement, the Business and the Assets that is not generally available to the public and including, without limitation, any information provided or made available to the Company following the Closing pursuant to the Agreement.

13.1.4 “Company Confidential Information” means all documents and information concerning Sellers or any of their respective Representatives or affiliates furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include the Assets.

13.1.5 “Damages” means all liabilities, losses, claims, damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, taxes, and costs and expenses (including, without limitation, reasonable and documented attorneys’ fees).

13.1.6 “Encumbrance” means any claim, lien, pledge, assignment, option, charge, easement, license, restraint, security interest, right-of-way, encumbrance, mortgage or other right or obligation (including, without limitation, with respect to any securities, any preemptive right, right of first refusal, put, call or other restriction on transfer, and, with respect to intellectual property rights, any license, covenant, release or immunity), other than encumbrances created by or through Buyer.

13.1.7 “Excluded Assets” means, with respect to each Seller, any cash on hand, cash in banks, accounts receivable, any contracts and contract rights with respect to all contracts that are not Assumed Contracts, anticipated or actual tax refunds, any and all refunds payable to any Seller by Amerisource Bergen, and rights under insurance policies, including any refunds of prepaid insurance or refunds upon termination, as well as the real property leases and permits held by ASL or SD.

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13.1.8 “PBM” means pharmacy benefit managers.

13.1.9 “Permitted Encumbrance” means (a) liens imposed by law for taxes that are not yet due; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, securing obligations that are not overdue; (c) rights reserved to or vested in any governmental authority to control or regulate, or obligations or duties to any governmental authority with respect to, any right, power, franchise, grant, license, permit or use of any property; and (d) any extension, renewal or replacement of the foregoing.

13.1.10 “Representatives”, with respect to any person (which shall include any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, governmental authority or other entity), means the directors, officers, employees, consultants, agents or other representatives thereof (including legal counsel, accountants, financial advisors, investment bankers and brokers).

13.1.11 “Transaction Agreements” means this Agreement, the Bill of Sale delivered pursuant to Section 8.2.4(f), the Power of Attorney delivered pursuant to Section 8.2.4(g), and any other documents or instruments delivered pursuant to Section 8.2.4(i).

13.2 Further Assurances. After the Closing Date, Sellers, and each of them, shall execute and deliver all such further instruments, documents, deeds, bills of sale, assignments and assurances and shall take and perform all other acts which the other may reasonably request in order to further effect or perfect the sale and transfer of the Assets to Buyer as contemplated in this Agreement. Following the Closing: (i) Buyer shall promptly deliver to the Company any mail or other communications received by Buyer relating to the Excluded Assets or the Excluded Liabilities; (ii) each Seller, as applicable, shall promptly forward to Buyer any payments received by such Seller on account of any Purchased Assets; and (iii) each Seller shall promptly deliver to Buyer any mail or other communications received by such Seller relating to the Assets or the Lease.

13.3 Termination. This Agreement may be terminated be terminated and abandoned at any time prior to the Closing Date by (i) mutual written agreement of Sellers and Buyer, (ii) by written notice from Sellers to Buyer or Buyer to Sellers if the Closing shall not have occurred on or before September 28, 2015 (provided, however, that the party seeking to terminate this Agreement shall not seek to terminate because of its breach or violation of any representation, warranty, or covenant contained herein having caused or resulted in a failure of the Closing to occur by such date), (iii) by Sellers’ written notice to Buyer in the event of a material breach by Buyer, provided, Sellers are not then in material breach of any of the provisions of this Agreement, (iv) by Buyer’s written notice to Sellers in the event of a material breach by any Seller, provided Buyer is not then in material breach of any of the provisions of this Agreement, or (v) by the Buyer if a third party initiates a claim or proceeding which has or is reasonably likely to have a material adverse effect on the Assets or the Business.

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13.4 Time. Time is of the essence to the performance of the parties under this Agreement.

13.5 Sales Tax; Property Taxes.

13.5.1 Buyer and Company shall each pay one-half of all sales and use taxes arising out of transfer of the Assets, if any.

13.5.2 Liability for all personal property taxes and any real property taxes payable in connection with the Lease, and similar ad valorem obligations levied with respect to the Assets or the Lease for a taxable period that includes (but does not end on) the Closing Date (the “Apportioned Obligations”) shall be apportioned between Sellers and Buyer based on the number of days of such taxable period included in the period ending on the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period included in the period after the Pre-Closing Tax Period (the “Post-Closing Tax Period”). Sellers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period. At the Closing, the amount of any unpaid Apportioned Obligations payable by Sellers with respect to the Pre-Closing Period, if any, shall be set off against the Closing Cash payable by Buyer and if any portion of the Apportioned Obligations payable with respect to the Post-Closing Period were paid by Sellers, Buyer shall reimburse Sellers for such amount (the “Apportioned Obligations Reimbursement”).

13.6 License and Permit Transfer Fees and Costs. Buyer will be responsible for any and all fees and costs associated with the assumption or transfer to Buyer, or any company owned by Buyer, of any licenses or permits held by any Sellers.

13.7 Notices. All notices, statements or demands shall be in writing and shall be served in person, by facsimile, by express mail, by certified mail or by private overnight delivery. Service shall be deemed conclusively made: (i) at the time of service, if personally served; (ii) at the time of receipt, if served by facsimile; (iii) twenty four (24) hours after deposit in the United States mail, properly addressed and postage prepaid, if served by express mail; (iv) five (5) days after deposit in the United States mail, properly addressed and postage prepaid, return receipt requested, if served by certified mail; and (v) twenty four (24) hours after delivery by the party giving the notice, statement or demand to the private overnight deliverer, if served by private overnight delivery.

Any notice to Sellers shall be given to:	Thousand Oaks Holding Company
c/o DW Healthcare Partners, L.P.

Any notice to Buyer shall be given to:	Imprimis Pharmaceuticals
Attn:
12264 El Camino Real, Suite 350
San Diego, CA 92130

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Either party may, by virtue of written notice in compliance with this paragraph, alter or change the address or the identity of the person to whom any notice, or copy thereof, is to be sent.

13.8 Waivers. A waiver by any party of any of the terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder.

13.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assignees of the parties.

13.10 Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are for convenience only and shall not in any way affect the construction or interpretation of any provision of this Agreement.

13.11 Entire Agreement. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties. Each party acknowledges that no representations, inducements promises, or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein.

13.12 Severability. If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

13.13 Governing Law/Interpretation. This Agreement shall be governed by, construed in accordance with and enforced under the internal laws of the State of California. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

13.14 Disputes. In the event a dispute should arise between any of the Sellers, on the one hand, and Buyer, on the other, whether based on contract, tort, statute, or other legal theory, arising out of this Agreement, such dispute shall be resolved by binding arbitration to take place in the State of California.

13.15 Assignment. The respective rights and obligations of the parties to this Agreement may not be assigned by any party without the prior written consent of the other, which consent may not be unreasonably withheld or delayed.

13.16 Successors and Assigns. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties.

13.17 Modification and Waiver. This Agreement may not be amended, modified, or supplemented except by written agreement signed by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision.

13.18 Counterparts. This Agreement may be executed in two or more counterparts, which when taken together, whether or not including any transmitted by email or facsimile, shall constitute a single, signed, final, original edition of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SELLERS	BUYER

Thousand Oaks Holding Company, Inc.,	ImprimisRx PA, Inc.,
a Delaware corporation	a Delaware corporation

By:	/s/ Paul Fischer	By:	/s/ Mark L. Baum
	Paul Fischer, President		Mark L. Baum, Chief Executive Officer

Topical Apothecary Group, LLC,
a Pennsylvania limited liability company

By:	/s/ Paul Fischer
Paul Fischer, Manager

Aerosol Science Laboratories, Inc.,
a California corporation

By:	/s/ Paul Fischer
Paul Fischer, President

SinuTopic, Inc.,
a Delaware corporation

By:	/s/ Paul Fischer
Paul Fischer, President

Mycotoxins, LLC,
a California limited liability company

By:	/s/ Thomas Rafferty
Thomas Rafferty, President

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the “Amended Agreement”), is made this 15th day of October, 2015, by and among Thousand Oaks Holding Company, Inc., a Delaware corporation (“Company”), Topical Apothecary Group, LLC, a Pennsylvania limited liability company (“TAG”), Aerosol Science Laboratories, Inc., a California corporation (“ASL”), SinuTopic, Inc., a Delaware corporation (“SD”), Mycotoxins, LLC, a California limited liability company (“MYC” and together with TAG, ASL, SD, and the Company, collectively, “Sellers” and each, individually, a “Seller”), and ImprimisRx PA, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, the Sellers and Buyer entered into that certain Asset Purchase Agreement dated as of September 23, 2015 (the “Purchase Agreement”).

WHEREAS, due to a delay in the closing of the Purchase Agreement, on or about October 2, 2015, the Sellers and Buyer entered into that certain Interim Provisional Letter Amendment to Asset Purchase Agreement (the “Interim Management Agreement”) wherein the parties agreed that the Buyer would fund all reasonable operating expenses of TAG Pharmacy which arose in the ordinary course of business (the “TAG Expenses”), of which the Sellers would reimburse the Buyer for.

WHEREAS, pursuant to the terms of the Interim Management Agreement, as of the date of this Amended Agreement, the Buyer has incurred total TAG Expenses of Seventeen Thousand Three Hundred Forty Six Dollars and Forty Three Cents ($17,346.43), a complete accounting of which has been attached hereto as Exhibit A.

WHEREAS, the parties desire to amend Section 2.1 of the Purchase Agreement for the sole purpose of amending the final Closing Cash amount (all capitalized terms used herein and not defined shall have the meanings provided for in the Purchase Agreement).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and other agreements described in this Amended Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Section 2.1. Section 2.1 of the Purchase Agreement shall be amended in its entirety as follows:

2.1 Closing Cash. As partial consideration for the sale, conveyance, assignment, transfer and delivery to Buyer of the Assets, on the Closing Date, Buyer shall pay to Company by wire transfer of immediately available funds to an account or accounts designated by Company the sum of Five Hundred Twenty Four Thousand Dollars ($524,000.00) less TAG Expenses of Seventeen Thousand Three Hundred Forty Six Dollars and Forty Three Cents ($17,346.43) which shall be retained by the Buyer and thus reduce the total amount due and payable pursuant to the terms of the Interim Management Agreement, for a net payment to the Sellers of Five Hundred and Six Thousand Six Hundred Fifty Three Dollars and Fifty Seven Cents ($506,653.57) (the “Closing Cash”).

2. Binding Effect. This Amended Agreement binds and is for the benefit of the successors and permitted assigns of each party.

3. Governing Law/Interpretation. This Amended Agreement and the Purchase Agreement shall be governed by, construed in accordance with and enforced under the internal laws of the State of California. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

4. Complete Agreement; Amendments. This Amended Agreement and the Purchase Agreement represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amended Agreement and the Purchase Agreement merge into this Amended Agreement and the Purchase Agreement.

5. Severability of Provisions. Each provision of this Amended Agreement is severable from every other provision in determining the enforceability of any provision.

6. Counterparts. This Amended Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one agreement. Delivery of an executed counterpart of a signature page of this Amended Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

***SIGNATURE PAGE FOLLOWS***

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Asset Purchase Agreement on the day and year first above written.

SELLERS	BUYER

Thousand Oaks Holding Company, Inc.	ImprimisRx PA, Inc.
a Delaware corporation	a Delaware corporation

By:	/s/ Paul Fischer	By:	/s/ Mark L. Baum
	Paul Fischer, its President		Mark L. Baum, Chief Executive Officer

Topical Apothecary Group, LLC a Pennsylvania limited liability company

By:	/s/ Paul Fischer
Paul Fischer, its Manager

Aerosol Science Laboratories, Inc.
a California corporation

By:	/s/ Paul Fischer
Paul Fischer, its President

SinuTopic, Inc.
a Delaware corporation

By:	/s/ Paul Fischer
Paul Fischer, its President

Mycotoxins, LLC
a California limited liability company

By:	/s/ Thomas Rafferty
Tom Rafferty, its President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]